Exhibit 10.14

CONTENT CHECKED, INC.

EMPLOYMENT CONTRACT FOR CHIEF EXECUTIVE OFFICER

THIS AGREEMENT is made by and between Content Checked, Inc., a Wyoming corporation with its principal place of business at 8730 Sunset Blvd, West Hollywood, California 90210 (“Content Checked”), and Kris Finstad, (“Executive”). Content Checked and Executive are also referred to hereinafter individually as a Party or collectively as the Parties.

In consideration of the mutual promises made herein, the Parties agree as follows:

ARTICLE 1. TERM OF EMPLOYMENT

Section 1.01. Specified Period. Content Checked employs Executive, and Executive accepts employment with Content Checked, for a period of one year beginning on July 19, 2014, and terminating on June 30, 2016.

Section 1.02. Automatic Renewal. This agreement shall be renewed automatically for succeeding terms of one year unless either Party gives notice to the other at least sixty (60) days prior to the expiration of any term of his/its intention not to renew.

Section 1.03 Early Termination Option. Each of the Parties has the right to terminate this Agreement for any reason, or for no reason at all, at any time within the initial 6 (six) months of the term hereof upon 30 (thirty) days prior written notice to the other. If either Party exercises this early termination option, Executive shall be entitled to, and Content Checked shall pay to Executive, a final month’s base salary and reimburse his expenses as described in the Sections 4.01 and 7.02, and the Bonus pursuant to Exhibit A.

Section 1.04. “Employment Term” Defined. “Employment Term” refers to the entire period of employment of Executive by Content Checked, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Content Checked and Executive.

ARTICLE 2. DUTIES, OBLIGATIONS, AND REPRESENTATIONS OF EXECUTIVE

Section 2.01. General Duties. (a) Executive shall serve as the Chief Executive Officer of Content Checked, Inc. In his capacity as Chief Executive Officer of Content Checked Inc., Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Content Checked, subject at all times to the policies set by the Board of Directors of Content Checked, and to the consent of the Board when required by the terms of this contract.

Executive’s duties shall include all powers, responsibilities and authorities customary for the Chief Executive Officer of corporations of the size, type and nature of Content Checked, and they shall include but not be limited to the development and introduction of Content Checked and its products in North America and world-wide, including strategic planning of activities and resources, sales of Content Checked’s products, selecting and hiring of staff, supervision of bookkeeping, and management of bank accounts.

(b) Executive represents and warrants (i) that he is fully qualified and competent to perform the responsibilities for which he is being hired pursuant to the terms of this Agreement; (ii) that Executive is eligible to accept employment, being in compliance with all relevant federal and state laws including immigration and social security provisions pertaining to work permits and understands that employment is expressly conditioned upon Executive’s completion, to Content Checked’s satisfaction, of the I-9 form known as “Employee Eligibility Verification Form” and upon submission to Content Checked of original documents satisfactory to demonstrate to Content Checked Executive’s employment eligibility; and (iii) that Executive’s execution of this Agreement, his employment with Content Checked, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any other former employer or other person or other proprietary or confidential information of any other person or entity.

Section 2.02. Competitive Activities. During the term of this contract Executive shall not, directly or indirectly, either as an executive, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Content Checked.

Section 2.03. Uniqueness of Executive’s Services. Executive represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive therefore expressly agrees that Content Checked, in addition to any other rights or remedies that Content Checked may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Executive.

Section 2.04. Indemnification for Negligence or Misconduct. Executive shall indemnify and hold Content Checked harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Executive which are not covered by Directors and Officers liability insurance, or errors and omissions insurance which Content Checked offers to provide.

Section 2.05. Trade Secrets. (a) The Parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Executive shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by Content Checked or its domestic or foreign affiliates, actually or potentially used in the operation of Content Checked’s business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes Content Checked’s “trade secrets.”

(b) Executive specifically agrees that he shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment for Content Checked.

(c) Executive acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of Content Checked’s trade secrets obtained by Executive during the course of his employment under this agreement, including information concerning Content Checked’s actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with Content Checked, either during the term of this agreement or at any other time thereafter.

(d) Executive further agrees that all files, records, documents, drawings, specifications, equipment, software, databases, and similar items whether maintained in hard copy or in digital form relating to Content Checked’s business, whether prepared by Executive or others, are and shall remain exclusively the property of Content Checked and that they shall be removed from the premises or, if kept digitally, from the computer systems of Content Checked only with the express prior written consent of Content Checked’s Board of Directors.

Section 2.06. Ownership

(a) Assignment

Content Checked will own and, to the extent permissible under applicable law, Executive hereby assigns to Content Checked, and its respective successors and assigns, all proprietary rights in any and all ideas, technologies, formulas, discoveries, inventions, works of authorship (including, without limitation, software, data, audio-visual works and artistic works), products or processes, whether or not patentable, conceived or reduced to practice or fixed in a tangible medium of expression by Executive in the performance of his services under this Agreement (“Work Product”) and all copyrights, trademarks, service marks, patents, trade secret rights, moral rights, and all contract and licensing rights in any nation or jurisdiction requested by Content Checked. In the event that Executive has any rights in and to the types of Work Product specified above that cannot be assigned to Content Checked, the Executive hereby unconditionally and irrevocably waives the enforcement of all such rights, and all claims and causes of action of any kind with respect to any of the foregoing against Content Checked, its successors and assigns.

In the event Executive has any rights in and to the Work Product specified above that cannot be assigned to Content Checked and cannot be waived, Executive hereby grants to Content Checked, and its respective successors and assigns, an exclusive, worldwide, royalty-free license during the term of the rights to reproduce, distribute, modify, publicly perform and publicly display, with the right to sublicense and assign such rights in and to the work including, without limitation, the right to use in any way whatsoever the work. Executive retains no rights to use the work and agrees not to challenge the validity of the ownership by Content Checked in the Work Product.

If requested by Content Checked, Executive agrees to do all things necessary, at Content Checked’s expense, to assist Content Checked or its assignees in obtaining patents, copyrights or other proprietary rights on the Work Product. Executive agrees to execute such documents as may be necessary to implement and carry out the provisions of this clause. All Executive materials and reports will become the property of Content Checked or its assignees when prepared, whether delivered to Content Checked or not, and will, together with any materials furnished by Content Checked hereunder, be delivered to Content Checked upon request. If implementing any recommendation of Executive on making, using, selling, copying or distributing any Work Product or copies of any Work Product would infringe on any patent or copyright owned or controlled by Executive, Content Checked will have a permanent, assignable, nonexclusive, royalty-free license (with the right to sublicense) under all such patents and copyrights to do all things necessary to implement the recommendation, to make, use, sell, copy and distribute all Work Product and copies of all Work Product, to create works of authorship derived from Work Product, and to use, sell, copy and distribute any such derivative works.

(b) Disclosure

Executive agrees to maintain adequate and current written records on the development of all forms of intellectual property described in Article 2.06 (a) above, which records will remain the sole property of Content Checked. Executive further agrees that all information and records pertaining to any ideas, processes, trademarks, service marks, inventions, technology, computer hardware or software, original works or authorship, designs, formulas, discoveries, patents, copyrights, products, databases, and all improvements, know-how, rights, and claims related to the foregoing intellectual property, that Executive does not believe to be a new development, but that is conceived, developed, or reduced to practice by Executive (alone or with others) during the Term of Employment shall be disclosed in writing promptly to Content Checked. Content Checked shall examine such information to determine if in fact the intellectual property is subject to this Agreement.

(c) This Section shall not apply to assign or license to Content Checked any of Executive’s proprietary rights in any ideas, technologies, formulas, discoveries, inventions, works of authorship (including, without limitation, software, data, audio-visual works and artistic works), products or processes, whether or not patentable, conceived or reduced to practice or fixed in a tangible medium of expression by Executive that Executive develops entirely on his own time without using Content Checked’s equipment, supplies, facilities, or trade secret information, or to any proprietary rights in any ideas, technologies, formulas, discoveries, inventions, works of authorship (including, without limitation, software, data, audio-visual works and artistic works), products or processes, whether or not patentable, conceived or reduced to practice or fixed in a tangible medium of expression by Executive that Executive develops in any sphere of activity not related to food allergies and intolerances.

ARTICLE 3. OBLIGATIONS OF CONTENT CHECKED

Section 3.01. General Description. Content Checked shall provide Executive with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

Section 3.02. Force Majeure

If because of any act of God, accident, strike, fire, riot, war, terrorism, earthquake or any other cause not within Content Checked’s or Executive’s control, Content Checked or Executive is prevented from performing any of its obligations hereunder, other than the obligation to pay money hereunder, then Content Checked may suspend the term of hereof, including the payment of salaries or Bonuses, for the duration of the force majeure but not for longer than six (6) months. If such force majeure continues beyond said period, Content Checked may, within an additional thirty (30) days, elect to wind up Content Checked, Inc. and otherwise cease its United States activity and thereby terminate this Agreement. If Content Checked does not so wind up or cease within such 6 months plus 30 day period, Executive may terminate this Agreement. If neither Content Checked nor Executive does so terminate this Agreement, the term hereof shall be extended by a period of time equal to the period of the duration of the force majeure.

ARTICLE 4. COMPENSATION OF EXECUTIVE

Section 4.01. Base Salary. As compensation for the services to be performed hereunder, Executive shall receive a gross salary at the rate of $30,000 (thirty thousand Dollars) per month, before taxes, payable in two monthly installments of $15,000 (fifteen thousand Dollars) on the 15th day and on the last day of each calendar month, or the nearest weekday should such date fall upon a weekend or holiday.

ARTICLE 5. EXECUTIVE’S INCENTIVES

Section 5.01. Bonus. In addition to his base salary, Executive shall be eligible to earn an annual bonus for each whole or partial calendar year during the term of this Agreement (“Bonus”), determined and payable as set forth in Exhibit A of this Agreement.

ARTICLE 6. EXECUTIVE BENEFITS

Section 6.01. Annual Vacation. Executive shall be entitled to National Holidays as well as 20 (twenty) business days’ vacation time each year with full pay. Executive may be absent from his employment for vacation only at such times as Content Checked’s Board of Directors shall determine from time to time. If Executive is unable for any reason to take the total amount of authorized vacation time during any year, he may accrue that time and add it to vacation time for the following six months.

National Holidays shall be defined as

- New Year’s Day,

- President’s Day

- Memorial Day,

- Independence Day,

- Labor Day,

- Thanksgiving Day, and

- Christmas Day.

Section 6.02. Illness. Executive shall be entitled to ten (10) days per year as sick leave with full pay.

Section 6.03. Insurance Coverage. (a) Content Checked shall provide full major-medical insurance for Executive as well as his spouse and children who qualify as Executive’s dependents under the Internal Revenue Code. Such insurance shall cover all costs for medical, dental, optical, and hospital treatment.

(b) Content Checked shall provide Executive with life insurance in the amount of

$3,000,000 (three million Dollars).

ARTICLE 7. BUSINESS EXPENSES

Section 7.01. Use of Debit Card. All business expenses reasonably incurred by Executive in promoting the business of Content Checked, including expenditures for entertainment, gifts, telephone, communication, lodging and travel, are to be paid for, insofar as possible, by the use of debit cards in the name of Content Checked which will be furnished to Executive.

Section 7.02. Reimbursement of Other Business Expenses. (a) Content Checked shall promptly reimburse Executive for all other reasonable business expenses incurred by Executive in connection with the business of Content Checked.

(b) Each such expenditure shall be reimbursable only if Executive furnishes to Content Checked adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

ARTICLE 8. TERMINATION OF EMPLOYMENT

Section 8.01. Termination for Cause. (a) Content Checked reserves the right to terminate this agreement if Executive acts in bad faith or to the detriment of Content Checked, refuses to act in accordance with any specific direction or order of Content Checked, willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement, if he violates the trade secret provision set forth in section 2.05 of this Agreement, if he exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, or incompetence; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

(b) Content Checked may at its option terminate this agreement for the reasons stated in this Section by giving written notice of termination to Executive without prejudice to any other remedy to which Content Checked may be entitled either at law, in equity, or under this agreement.

(c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of relevant facts.

(d) Termination under this section shall be considered “for cause” for the purposes of this agreement.

Section 8.02. Termination Without Cause.

(a) This agreement shall be terminated upon the death of Executive.

(b) Content Checked reserves the right to terminate this agreement in the event that Executive suffers any physical or mental disability that would prevent the performance of his essential job duties under this agreement, unless reasonable accommodation can be made to allow Executive to continue working. Such a termination shall be effected by giving written notice of termination to Executive.

(c) Termination under this section shall not be considered “for cause” for the purposes of this agreement.

Section 8.03. Termination by Executive. Executive may terminate his obligations under this agreement, following the first six months of employment, by giving Content Checked at least 60 days notice in advance.

Section 8.04. Termination Obligations.

(a) Executive agrees that all property, including, without limitation, all equipment, Trade Secrets (as defined above in Article 2.05), tangible Work Product (as defined above in Article 2.06), documents, books, records, reports, notes, contracts, lists, databases, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to his employment, belongs to Content Checked and shall be returned promptly to Content Checked upon termination of employment.

(b) Upon termination of the Term of Employment and any renewals thereof, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with Content Checked or any affiliate of Content Checked.

(c) Executive’s Representations contained in this Agreement and Executive’s obligations under this section (d) on Termination Obligations, on Trade Secrets or Work Product Information, and on inventions and ideas shall survive the termination of the Term of Employment, all renewals thereof, and the expiration of this Agreement.

(d) Following any termination notice regarding the Term of Employment, Executive shall fully cooperate with Content Checked in all matters relating to the winding up of pending work on behalf of Content Checked and the orderly transfer of work to other employees of Content Checked. Executive shall cooperate in the defense of any action brought by any third party against Content Checked that relates in any way to Executive’s acts or omissions while employed by Content Checked.

ARTICLE 9. GENERAL PROVISIONS

Section 9.01. Notices. Any notices to be given hereunder by either Party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Parties at the addresses appearing in the introductory paragraph of this agreement, but each Party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Section 9.02. Arbitration. All disputes hereunder shall be referred to arbitration in Los Angeles, California, USA in accordance with the Judicial Arbitration and Mediation Service (“JAMS”) Streamlined Arbitration Rules and Procedures. All such disputes shall be governed by the laws of the state of California, USA. The parties shall within thirty (30) days after receipt of the request for arbitration agree on the appointment of a single arbitrator. The arbitrator shall conduct hearings; permit cross-examination of all witnesses; and, render a written decision stating reasons therefor within one month after the request for arbitration. The award shall be final and enforceable, and may be confirmed by the judgment of a competent court.

Section 9.03. Attorneys’ Fees and Costs. If any legal action including arbitration is necessary to enforce or interpret the terms of this agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that Party may be entitled.

Section 9.04. Entire Agreement. This agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the employment of Executive by Content Checked and contains all of the covenants and agreements between the Parties with respect to that employment in any manner whatsoever. Each Party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either Party.

Section 9.05. Modifications. Any modification of this agreement will be effective only if it is in writing and signed by the Party to be charged.

Section 9.06. Effect of Waiver. The failure of either Party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other Party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Section 9.07. Partial Invalidity. If any provision in this agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 9.08. Law Governing Agreement. This agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 9.09. Sums Due Deceased Executive. If Executive dies prior to the expiration of the term of his employment, any sums that may be due him from Content Checked under this agreement as of the date of death shall be paid to Executive’s executors, administrators, heirs, personal representatives, successors, and assigns.

Dated: July 31, 2014

Content Checked, Inc.

By:	/s/ Kris Finstad
Kris Finstad, Director
Executive

/s/ Kris Finstad
Kris Finstad